Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MPG Office Trust, Inc.:

We consent to the use of our reports dated March 16, 2011, with respect to the consolidated balance sheets of MPG Office Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity/(deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP
Los Angeles, California
December 19, 2011